Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-207342, 333-208600, 333-218732, 333-228119, 333-231141 and 333-231142) and S-3 (No. 333-236103) of Allegiance Bancshares, Inc. of our report dated March 9, 2020 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas

March 9, 2020